OpenNMS ASSIGNMENT AGREEMENT
This OpenNMS Assignment Agreement (this “Agreement”), dated as of July 22, 2020, is by and between Cambridge Equities, LP, a Delaware limited partnership (“Cambridge), and NantHealth, Inc., a Delaware corporation (“NantHealth”). Cambridge and NantHealth are each sometimes referred to herein as a “Party” and collectively as “Parties.”
RECITALS
WHEREAS, Cambridge, The OpenNMS Group, Inc., a North Carolina corporation (the “Company”) and certain of the shareholders of the Company (the “Shareholders”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which Cambridge purchased from the Shareholders an aggregate of 1,770,907 shares of the Company’s common stock (representing approximately 88% of the outstanding equity interests in the Company) (the “Initial Shares”) for an aggregate purchase price of $4,073,086.10.
WHEREAS, following the closing of the Purchase Agreement, three existing Shareholders, David Hustace, an individual (“David”), Tarus Balog, an individual (“Tarus”), and Jesse White (“Jesse” and, together with David and Tarus, the “Founders”)), collectively retained approximately 12% of the outstanding equity interests in the Company (with each of David and Tarus retaining 100,619 shares of the Company’s common stock and Jesse retaining 40,247 shares of the Company’s common stock).
WHEREAS, in connection with the Purchase Agreement, Cambridge, the Company, David, Tarus and Jesse entered into a Right of First Refusal and Co-Sale Agreement dated November 1, 2019 (the “ROFR Agreement”).
WHEREAS, there are two currently outstanding Promissory Notes executed by the Company in favor of Cambridge (the “Cambridge Notes”), the first dated November 1, 2019 with an outstanding balance of $1,317,990.96 and the second dated July 16, 2020 with an outstanding balance $186,000.
WHEREAS, the Company, Cambridge and the Founders agreed to convert, and have converted, all outstanding principal and accrued interest under the Cambridge Notes into 653,909 shares of common stock of the Company (the “Additional Shares” and, together with the Initial Shares, the “Shares”) in full satisfaction and repayment of the Notes.

WHEREAS, Cambridge desires to assign, and NantHealth desires to assume, the Shares and all of its rights and obligations under the Purchase Agreement and the ROFR Agreement in exchange for $5,577,077.06 in immediately available funds (i.e., the amount paid by Cambridge for the Initial Shares without any markup or premium plus the value of the Cambridge Notes, without markup or premium, that were converted into the Additional Shares) on the terms and conditions set forth herein.
WHEREAS, W. H. Carlson of WHC & Associates has opined that the price for the Shares is fair and the Special Committee has approved the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Assignment of Shares. Cambridge hereby conveys, assigns, transfers and delivers to NantHealth all of Cambridge’s right, title and interest in, to and under the Shares.
2.    Assignment of Purchase Agreement. Cambridge hereby conveys, assigns, transfers and delivers to NantHealth all of Cambridge’s rights and obligations under the Purchase Agreement.
3.    Assignment of ROFR Agreement. Cambridge hereby conveys, assigns, transfers and delivers to NantHealth all of Cambridge’s rights and obligations under the ROFR Agreement.
4.    Payment; Deliverables.
4.1    In consideration for the Shares and the transactions contemplated hereby, NantHealth hereby pays Cambridge $5,577,077.06 in immediately available funds.
4.2    Cambridge will deliver to NantHealth certificate(s) representing the Shares, duly endorsed (or accompanied by duly executed powers).
5.    Cambridge Representations and Warranties. Cambridge represents and warrants to NantHealth that: (a) it is duly organized and existing in good standing as a limited partnership under the laws of the State of Delaware and that it has full power and authority to execute and deliver, and to perform all of its obligations under, this Agreement; (b) the execution, delivery and performance of this Agreement has been authorized by all necessary limited partnership action, and does not and will not: (i) violate or conflict with any law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, contract, agreement or understanding presently in effect applicable to Cambridge or (ii) require any authorization, consent, approval, license, exemption by or from, or filing or registration with, any court, executive or legislative body, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (c) this Agreement constitutes a legal, valid and binding obligation of Cambridge enforceable against Cambridge in accordance with its terms; and (d) Cambridge has good title to and is the sole owner of all of the Shares, free and clear of all liens, charges and any encumbrances of any kind whatsoever (and NantHealth will receive good title to the Shares, free and clear of all liens, charges and any encumbrances of any kind whatsoever).
6.    NantHealth Representations and Warranties. NantHealth represents and warrants to Cambridge that: (a) it is duly organized and existing in good standing as a corporation under the laws of the State of Delaware and that it has full power and authority to execute and deliver, and to perform all of its obligations under, this Agreement; (b) the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action, and does not and will not: (i) violate or conflict with any law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, contract, agreement or understanding presently in effect applicable to NantHealth or (ii) require any authorization, consent, approval, license, exemption by or from, or filing or registration with, any court, executive or legislative body, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and (c) this Agreement constitutes a legal, valid and binding obligation of NantHealth enforceable against NantHealth in accordance with its terms.
7.    Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of the other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.
8.    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
9.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws, provisions or rules that would cause the application of laws of any jurisdiction other than the State of Delaware.
10.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
11.    Enforcement. Each Party hereto acknowledges that money damages may not be an adequate remedy in the event of a breach of this Agreement or that any of the covenants or agreements in this Agreement are not performed by the Parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each Party may have, each Party may have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.
12.    Integration; Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first written above.

CAMBRIDGE EQUITIES, LP By: MP13 Ventures, LLC, its general partner	NANTHEALTH, INC.

By: /s/ C. Kenworthy	By: /s/ Bob Petrou
Name: C. Kenworthy	Name: Bob Petrou
Title: Manager	Title: Chief Financial Officer